EXHIBIT 99.1

Allied Capital Announces Third Quarter 2006 Financial Results
Quarterly Dividend of $0.62 Per Share Declared

November 8, 2006 – Washington, DC – Allied Capital Corporation (NYSE: ALD) today announced third quarter 2006 financial results.

Highlights for Q3 2006

•	Net income was $0.53 per share, or $77.9 million

•	Net investment income was $0.33 per share, or $48.7 million

•	The total of net investment income and net realized gains was $0.40 per share, or $58.6 million

•	Net unrealized appreciation was $0.13 per share, or $19.3 million

•	Third regular quarterly dividend of $0.61 per share was paid; fourth quarter dividend of $0.62 per share was declared

•	Net asset value per share was $19.38

•	Shareholders’ equity was $2.8 billion

•	New investments totaled $629.5 million for the quarter

Operating Results

For the three months ended September 30, 2006, net investment income was $48.7 million or $0.33 per share, which included stock options expense of $3.6 million or $0.02 per share and excise tax expense of $2.5 million or $0.02 per share. For the three months ended September 30, 2005, net investment income was $46.1 million or $0.33 per share, which included excise tax expense of $1.3 million or $0.01 per share. Net realized gains were $9.9 million or $0.07 per share for the quarter ended September 30, 2006, and were $70.7 million or $0.51 per share for the quarter ended September 30, 2005. The sum of net investment income and net realized gains was $58.6 million or $0.40 per share for the three months ended September 30, 2006, as compared to $116.8 million or $0.85 per share for the three months ended September 30, 2005.

Net income for the quarter ended September 30, 2006, was $77.9 million or $0.53 per share, after net unrealized appreciation of $19.3 million or $0.13 per share. Net income for the quarter ended September 30, 2005, was $113.2 million or $0.82 per share, after net unrealized depreciation of $3.7 million or $0.03 per share. Net income can vary substantially from quarter to quarter primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.

For the nine months ended September 30, 2006, net investment income was $140.2 million or $0.97 per share, which included stock options expense of $11.9 million or $0.08 per share and excise tax expense of $14.1 million or $0.10 per share. For the nine months ended September 30, 2005, net investment income was $100.2 million or $0.73 per share, which included excise tax expense of $5.3 million or $0.04 per share. Net realized gains were $543.0 million or $3.77 per share for the nine months ended September 30, 2006, and were $288.5 million or $2.11 per share for the nine months ended September 30, 2005. The sum of net investment income and net realized gains was $683.1 million or $4.74 per share for the nine months ended September 30, 2006, as compared to $388.6 million or $2.84 per share for the nine months ended September 30, 2005. Net income for the nine months ended September 30, 2006, was $211.2 million or $1.47 per share, including net unrealized depreciation of $471.9 million or $3.27 per share. Net income for the nine months ended September 30, 2005, was $544.7 million or $3.99 per share, including net unrealized appreciation of $156.0 million or $1.15 per share.

During the third quarter, the company invested a total of $629.5 million. After principal collections related to investment repayments or sales of $116.3 million and valuation and other changes during the quarter, the total portfolio at value was $4.1 billion at September 30, 2006. At September 30, 2006, the overall weighted average yield on the interest-bearing portfolio was 12.3%, as compared to 12.8% at December 31, 2005.

Shareholders’ equity was $2.8 billion at September 30, 2006, with a net asset value per share of $19.38 as compared to $2.6 billion or $19.17 per share at December 31, 2005.

Private Finance

The private finance portfolio totaled $4.0 billion at value at September 30, 2006. Loans and debt securities, which totaled $2.9 billion at value at September 30, 2006, had a weighted average yield of 12.5%, as compared to 13.0% at December 31, 2005. New private finance investments totaled $629.2 million during the third quarter of 2006, which was composed of $103.0 million of senior loans, $239.3 million of unitranche debt, $190.5 million of subordinated debt and $96.4 million of equity. These investments included:

•	$157.1 million to support the management-led recapitalization of BenefitMall, Inc., a general agent focused on the small-group employee benefits market;

•	$63.0 million to support the buyout of Stag-Parkway, Inc., a distributor of aftermarket parts and accessories to the recreational vehicle industry;

•	$59.1 million to support the recapitalization of Penn Detroit Diesel Allison LLC, an authorized distributor of new equipment and aftermarket parts, as well as a provider of maintenance, repair and overhaul services to the heavy-duty truck industry;

•	$56.2 million in the buyout of Coverall North America, Inc., a commercial cleaning franchise organization;

•	$37.5 million to support the recapitalization of CSAV, Inc., a supplier of audio visual mounting equipment, lifts, stands, display accessories, and furniture used primarily to support the flat panel display and digital projector markets;

•	$36.5 million to support the recapitalization of Sweet Traditions, LLC, a franchisee of Krispy Kreme Doughnut Corporation;

•	$30.1 million to support the acquisition of York Insurance Services Group, Inc., a third-party claims administrator providing processing, adjusting, and settlement claims services to insured members on behalf of insurance carriers;

•	$30.0 million to support the recapitalization of Bantek West, Inc., an outsourced provider of ATM services to customers including financial institutions, credit unions, non-bank ATM operators, and ATM equipment resellers;

•	$22.9 million to CitiPostal, Inc. and Affiliates, a full service document storage and management company;

•	$22.5 million to Meineke Car Care Centers, Inc., a franchisor in the car care sector of the automotive aftermarket industry, to support the acquisition of Econo Lube N’ Tube, Inc., a franchisor of quick lube and general car care services;

•	$18.6 million to support the buyout of DCWV Acquisition Corporation, a designer, producer and supplier of scrapbooking products;

•	$18.1 million to support the buyout of Component Hardware Group, Inc., a supplier of hardware components, parts and plumbing products for the foodservice industry; and

•	$15.0 million in growth capital to Creative Group, Inc., a concept-to-completion development, production and post-production business.

Portfolio Quality

Allied Capital employs a grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected.

At September 30, 2006, Grade 1 investments totaled $1.1 billion, or 26.3% of the total portfolio at value; Grade 2 investments totaled $2.8 billion, or 67.2% of the total portfolio; Grade 3 investments totaled $153.4 million, or 3.7% of the total portfolio; Grade 4 investments totaled $57.9 million, or 1.4% of the total portfolio; and Grade 5 investments totaled $59.1 million, or 1.4% of the total portfolio.

At December 31, 2005, Grade 1 investments totaled $1.6 billion, or 45.6% of the total portfolio at value; Grade 2 investments totaled $1.7 billion, or 48.0% of the total portfolio; Grade 3 investments totaled $149.1 million, or 4.1% of the total portfolio; Grade 4 investments totaled $26.5 million, or 0.7% of the total portfolio; and Grade 5 investments totaled $57.0 million, or 1.6% of the total portfolio.

Loans and debt securities over 90 days delinquent totaled $44.9 million at September 30, 2006, as compared to $80.7 million at December 31, 2005. Loans and debt securities not accruing interest totaled $161.7 million at September 30, 2006, as compared to $155.8 million at December 31, 2005. In general, the company does not accrue interest on loans or debt securities where there is doubt about interest collection or where the enterprise value of the portfolio company may not support further accrual. As a result, loans or debt securities on non-accrual may be different than loans or debt securities that are over 90 days delinquent. Loans and debt securities that are on non-accrual status and over 90 days delinquent totaled $44.9 million at September 30, 2006, as compared to $60.7 million at December 31, 2005.

Liquidity and Capital Resources

At September 30, 2006, the company had cash and investments in money market securities of $46.0 million, a liquidity portfolio totaling $201.6 million, which included U.S. Treasury bills and money market and other securities, outstanding long-term debt of $1.6 billion, and no outstanding borrowings on its revolving line of credit. At September 30, 2006, the company had a weighted average cost of debt of 6.6% and its regulatory asset coverage was 278%. The company is required to maintain regulatory asset coverage of at least 200%.

On October 16, 2006, the company repaid $150.0 million of unsecured long-term debt that matured. This debt had a fixed interest rate of 7.2%. The company used cash generated from operations and borrowings on its revolving line of credit to repay this debt.

Quarterly Dividend of $0.62 Per Share Declared

As previously released on October 20, 2006, the company declared its 173rd regular quarterly dividend of $0.62 per share for the fourth quarter of 2006. The dividend is payable as follows:

Record date: Payable date:	December 15, 2006 December 27, 2006

The company’s dividend is paid from taxable income. The Board determines the dividend based on estimates of annual taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition, and the amount of taxable income carried over from the prior year for distribution in the current year.

Webcast/ Conference Call at 10:15 a.m. EDT on Wednesday, November 8, 2006

The company will host a webcast/conference call at 10:15 a.m. (Eastern Time) on Wednesday, November 8, 2006, to discuss the results for the third quarter. PLEASE VISIT THE PRESENTATIONS & REPORTS SECTION OF THE INVESTOR RESOURCES PORTION OF THE COMPANY’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS TODAY’S CONFERENCE CALL.

All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital.”

An archived replay of the event will be available through November 22, 2006 by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “9045919.” An archived replay will also be available on our website. For complete information about the webcast/conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

About Allied Capital

Allied Capital Corporation, a leading business development company with total assets of more than $4 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Since its IPO in 1960, Allied Capital has provided long-term debt and equity financing to thousands of middle market companies. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate aggregate revenues of approximately $12 billion and employ more than 85,000 people.

Allied Capital provides flexible, competitive debt and equity capital for management and sponsor-led buyouts, recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s seamless, one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or mezzanine debt and equity.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. All media inquiries should be directed to Stan Collender of Qorvis Communications at (202) 448-3131.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)
	At September 30,	At December 31,
	2006	2005
	(unaudited)
ASSETS
Portfolio at value:
Private finance	$3,987,816	$3,479,290
Commercial real estate finance	131,810	127,065

Total portfolio at value	4,119,626	3,606,355
Liquidity portfolio	201,564	200,305
Investments in money market and other securities	42,852	21,967
Deposits of proceeds from sales of borrowed Treasury securities	17,733	17,666
Accrued interest and dividends receivable	61,012	60,366
Other assets	119,493	87,858
Cash	3,178	31,363

Total assets	$4,565,458	$4,025,880

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable and debentures	$1,590,699	$1,193,040
Revolving line of credit	—	91,750
Obligations to replenish borrowed Treasury securities	17,733	17,666
Accounts payable and other liabilities	133,145	102,878

Total liabilities	1,741,577	1,405,334
Shareholders’ equity:
Common stock	15	14
Additional paid-in capital	2,430,410	2,177,283
Common stock held in deferred compensation trust	(26,030)	(19,460)
Notes receivable from sale of common stock	(2,863)	(3,868)
Net unrealized appreciation (depreciation)	(117,617)	354,325
Undistributed earnings	539,966	112,252

Total shareholders' equity	2,823,881	2,620,546

Total liabilities and shareholders' equity	$4,565,458	$4,025,880

Net asset value per common share	$19.38	$19.17
Common shares outstanding	145,722	136,697

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and related portfolio income
Interest and dividends	$98,668	$76,353	$282,982	$232,628
Fees and other income	14,715	18,504	51,868	43,355

Total interest and related
portfolio income	113,383	94,857	334,850	275,983

Expenses
Interest	26,109	17,929	72,455	57,483
Employee	25,228	13,969	67,054	52,302
Employee stock options	3,649	—	11,852	—
Administrative	8,153	14,936	29,348	58,563

Total operating expenses	63,139	46,834	180,709	168,348

Net investment income before income taxes	50,244	48,023	154,141	107,635
Income tax expense (benefit), including excise tax	1,586	1,889	13,988	7,482
Net investment income	48,658	46,134	140,153	100,153

Net realized and unrealized gains (losses)
Net realized gains	9,916	70,714	542,991	288,495
Net change in unrealized
appreciation or
depreciation	19,312	(3,680)	(471,942)	156,026

Total net gains (losses)	29,228	67,034	71,049	444,521

Net increase in net assets resulting from operations	$77,886	$113,168	$211,202	$544,674

Diluted net investment income per common share	$0.33	$0.33	$0.97	$0.73
Diluted earnings per common share	$0.53	$0.82	$1.47	$3.99
Weighted average common shares outstanding — diluted	147,112	138,058	144,030	136,669